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                                                                    Exhibit 3.12

                         CERTIFICATE OF CORRECTION TO
                   CERTIFICATE OF DESIGNATION OF PREFERENCES
               AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED
                  STOCK OF THE ASHTON TECHNOLOGY GROUP, INC.

    (Pursuant to Section 103(f) of the General Corporation Law of Delaware)



     The Ashton Technology Group, Inc., a Delaware corporation, DOES HEREBY
CERTIFY:

     FIRST:    The name of the corporation is The Ashton Technology Group, Inc.
(the "Company").

     SECOND: A Certificate of Designation of Preferences and Rights of the Series B Convertible Preferred Stock of The Ashton Technology Group, Inc. (the "Certificate of Designation"), was filed in the Office of the Secretary of State of the State of Delaware on January 26, 1998, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the state of Delaware.

     THIRD: The inaccuracy or defect of such Certificate of Designation is that said Certificate of Designation omitted reference to the number of shares of preferred stock that had been designated by resolution of the Board of Directors as shares of Series B Convertible Preferred Stock, as required by subsection (g) of Section 151 of the General Corporation Law of the State of Delaware.

     FOURTH: The Certificate of Designation shall be corrected to state that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors designated by resolution 550,000 shares of the authorized but unissued shares of Preferred Stock of the Company as Series B Convertible Preferred Stock of the Company.

     IN WITNESS WHEREOF, The Ashton Technology Group, Arthur J. Bacci, its President, this 17/th/ day of August, 1999.



                              THE ASHTON TECHNOLOGY GROUP, INC.


                              By: /s/ Arthur J. Bacci
                                 -----------------------------------------------
                                     Arthur J. Bacci
                                     President